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                                                                   EXHIBIT 10.42



                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of March 1, 1999, by and between MESSAGEMEDIA, INC. (the "Company"), and A. LAURENCE JONES ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                    RECITALS

        A. The Company is desirous of engaging the services of Executive as President and Chief Executive Officer of the Company, on the terms and conditions set forth in this Agreement;

        B. Executive is desirous of accepting such employment, title, and attendant responsibilities on the terms and conditions set forth in this Agreement;

        C. Executive and the Company entered into a letter agreement dated March 1, 1999 which set forth certain terms and conditions of employment and further provided that the Parties would enter into an employment agreement as soon as possible after Executive's acceptance of the offer of employment set forth in the letter agreement; and

        D. The Parties acknowledge and agree that this Agreement memorializes the terms and conditions of Executive's employment and replaces and supercedes that letter agreement dated March 1, 1999.

                                    AGREEMENT

        In consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

I.      EMPLOYMENT.

        A. The Company hereby employs Executive as President, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of March 1, 1999 (the "Hire Date"). The Company and Executive agree that Executive shall assume the additional title of Chief Executive Officer ("CEO") after ninety (90) days of continuous employment.

        B. The Company shall nominate the Executive and use its best efforts to elect Executive to the Board within one hundred twenty (120) days of Executive's Hire Date. Upon such election, Executive agrees to serve as a director of the Company.

        C. Executive's employment with the Company will not be for a specified term and may be terminated with or without cause by Executive or the Company at any time, for any reason or no reason, subject to the provisions of Section V herein.



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        D. Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company which are normally associated with the position of President and CEO. At all times during his employment, but subject to the preceding sentence, Executive shall be subject to the direction and policies from time to time established by the Board.

        E. Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 6685 Gunpark Drive East, Suite 240, Boulder, Colorado, 80301; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

        F. Executive acknowledges that he has received, reviewed and executed the Company's voicemail policy statement and e-mail policy statement, copies of which are attached hereto as Exhibit A. Executive hereby agrees to comply with the terms and conditions of such policy statements.

II.     LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

        A. During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement; provided that Executive shall be permitted to serve on the Board of EXABYTE, CCI and any non-profit organizations, so long as such services do not interfere with Executive's proper and efficient performance of his duties.

        B. During his employment by the Company, and for eighteen (18) months thereafter, if Executive is eligible for and accepts the Severance Payments provided for in Sections V.B and C., Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete in a material way with the products or proposed products of the Company.

III.    COMPENSATION OF EXECUTIVE.

        A. While employed by the Company, the Company shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

        B. All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

        C. Executive shall be entitled to four (4) weeks of paid vacation in each twelve (12) month period during Executive's employment hereunder which shall accrue on a monthly basis during Executives employment hereunder. Other than as provided herein, Executive's use of vacation pay shall be subject to the applicable provisions of the Employee Handbook.



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        D. Executive shall participate in all employee benefit plans and arrangements made available by the Company now or in the future to its executives or its employees. The Company may modify or cancel its benefit plan(s) as it deems necessary.

        E. Executive's performance shall be reviewed by the Board on a periodic basis (not less than once each fiscal year) and the Board may, in its sole discretion, award such bonuses to Executive as shall be appropriate or desirable based on Executive's performance. The Company agrees that Executive shall be reviewed within twelve (12) months of commencing employment hereunder. The Company agrees that Executive shall be eligible to earn a performance bonus of up to One Hundred Fifty Thousand Dollars ($150,000.00) ("Performance Bonus"), less applicable taxes, based upon certain performance targets to be defined by the Board within a reasonable period of time after the execution of this Agreement. The Company further agrees that Executive shall be guaranteed at least One Hundred Twenty-Five Thousand Dollars ($125,000.00) of the Performance Bonus for year-end 1999, with the balance of the Performance Bonus to be awarded, if at all, at the sole discretion of the Board.

IV.     STOCK OPTIONS.

        A. Executive shall be granted compensatory stock options with a term of ten (10) years to purchase an aggregate of One Million Five Hundred (1,500,000) shares of the common stock of the Company (the "Options"). Of such total number of shares subject to the Options, Sixty-Five Thousand (65,000) shares shall be covered by an Option granted under the Company's 1995 Stock Plan (the "Plan Option") and One Million Four Hundred Thirty Five Thousand (1,435,000) shares shall be covered by an Option granted outside of the Company's 1995 Stock Plan (the "Non-Plan Option"). To the maximum extent possible the Plan Option shall be an incentive stock option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Eight thousand (8,000) shares subject to the Plan Option and Seventeen Thousand (17,000) shares subject to the Non-Plan Option shall vest on April 1, 1999. Thereafter, one forty-eighth (1/48th) of the total remaining shares under the Options shall vest, in the aggregate, in equal monthly installments over four years, beginning on May 1, 1999, provided that Executive remains employed or serves as a consultant to the Company through each vesting installment date. All other terms and conditions of the Options are as set forth in the stock option agreements attached hereto as Exhibit B. The Company agrees to register the Non-Plan Option and underlying shares on the next S-8 Registration Statement filed by the Company, but in any event no later than the time Executive elects to exercise his Options.

V.      TERMINATION.

        A. FOR CAUSE. The Company may terminate Executive's employment under this Agreement "for cause" by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. If Executive's employment under this Agreement is terminated by the Company for cause under this section, Executive shall be entitled to receive only accrued base salary and other accrued benefits required by law, prorated to the date of termination. Executive will not be entitled to any other compensation. Grounds for the Company to terminate this Agreement "for cause" shall be limited to the occurrence of any of the following events:



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               1. Executive's engaging or in any manner participating in any activity which is intentionally and materially injurious to the Company;

               2. Executive's commission of any fraud or embezzlement against the Company;

               3. Executive's conviction of any crime involving dishonesty or moral turpitude;

               4. Gross and continued misconduct by Executive which demonstrates gross unfitness to serve which is not cured within thirty (30) days after notice of such conduct is provided in writing to Executive from the Board.

Any notice of termination given pursuant to this Section V.A. shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section IX below.

        B. WITHOUT CAUSE. The Company may terminate Executive's employment under this Agreement "without cause" upon delivery of written notice to the Executive. If such termination shall occur under this Section V.B., then upon Executive furnishing to the Company a customary waiver and release of claims, Executive shall be entitled to (i) continuation of base salary for a period of eighteen
(18) months from the date of termination with such base salary continuation to be at the rate set forth in Section III.A. or, as the case may be, at the rate of Executive's then current base salary in effect as of the date of termination;
(ii) eighteen (18) months accelerated vesting of the then unvested portion of the Option; (iii) six (6) months of COBRA benefits paid by the Company. Any notice of termination given pursuant to this Section V.B. shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which notice is delivered or deemed deliverable as provided in Section IX below.

        C. GOOD REASON. Executive may terminate Executive's employment with the Company for "good reason" (as defined in Section V.C.1.) within one hundred twenty (120) consecutive days following the occurrence of an event or events constituting good reason upon delivery of written notice to the Company. If such termination shall occur under this Section V.C., then upon Executive furnishing to the Company a customary waiver and release of claims, Executive shall be entitled to (i) continuation of his base salary for a period of eighteen (18) months from the date of termination with such base salary continuation to be at the rate set forth in Section III.A. or, as the case may be, at the rate of Executive's then current base salary in effect as of the date of termination;
(ii) eighteen (18) months accelerated vesting of the then unvested portion of the Option; (iii) six (6) months of COBRA benefits paid by the Company. Any notice of termination given pursuant to this section shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section IX.

               1. For purposes of this Agreement, "Good Reason" shall mean any one or more of the following events: (i) failure by the Company to comply with any material provision of this Agreement, with such failure continuing for a period of ten (10) days after written notice of such failure has been given by Executive by the Company; (ii) the assignment to Executive of any duties materially inconsistent with Executive's status as President and Chief Executive



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Officer of the Company or the reduction of Executive's authority as provided hereunder; (iii) a reduction by the Company of Executive's base salary, except for across the board salary reductions approved by sixty six and two thirds (66-2/3) of the Board similarly effecting all management personnel of the Company; or (iv) relocation of principal offices more than twenty five (25) miles from Boulder, Colorado.

VI.     CHANGE IN CONTROL.

        A. A "Change in Control" as used herein means the occurrence of any one of the following events (i) individuals who, on March 1, 1999 are members of the Board of Directors (the "Incumbent Directors") cease for any reason following March 1, 1999, to constitute at least a majority of the Board; provided, however, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director; (ii) the stockholders of the Company approve a merger, consolidation, statutory share exchange or similar form of corporate transaction in which the Company is not the ultimate surviving parent corporation or entity; (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets; or (iv) any acquisition by any person or persons acting as a group other than Softbank Corporation of fifty percent (50%) of the Company's voting securities. If a Change in Control occurs, then all outstanding shares subject to your Option shall be fully vested and exercisable in full.

        B. If the Company's independent auditors determine that any acceleration of vesting or lapse of restrictions with respect to an Option would subject Executive to an excise tax under Section 4999 of the Internal Revenue Code of 1986 (as amended) (the "Code"), such acceleration of vesting or lapse of restrictions shall not occur (a "Cutback") to the extent necessary to avoid imposition of such excise tax, but only if by reason of such Cutback the resulting Net After-Tax Benefit (as defined below) exceeds the Net After-Tax Benefit (determined without giving effect to this sentence); provided, however, that no such Cutback shall occur if such Cutback would prevent the use of the pooling of interest method of accounting in respect of the transaction giving rise to the Change in Control in a transaction where the Company seeks to use such method of accounting. For purposes of this Agreement, "Net After-Tax Benefit" means the sum of (x) the total amount payable to you hereunder, plus,
(y) all other benefits and payments which are payable to or for your benefit that constitute "parachute payments" within the meaning of Code Section 280(g), less, (z) the amount of federal, state and local income taxes and other taxes (including any excise tax imposed under Code Section 4999) payable with respect to the foregoing amounts, calculated assuming you were subject to the maximum income tax rates for each year in which such foregoing amounts are paid.



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VII.    CONFIDENTIAL INFORMATION; NONSOLICITATION.

        A. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. As a condition of this Agreement, Executive will sign and return a copy of the Company's Confidential Information and Inventions Assignment Agreement, attached as Exhibit C.

        B. While employed by the Company, and for eighteen (18) months thereafter, Executive agrees that in order to protect the Company's confidential and proprietary information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer or vendor of distributor of the Company which, at the time of termination for one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

        C. Executive acknowledges that in his work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom he has had an obligation of confidentiality. Executive agrees that he will not bring on to Company premises any unpublished documents or property belonging to any former employer or other person to whom he has an obligation of confidentiality. In the performance of his duties for the Company, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

VIII.   ASSIGNMENT AND BINDING EFFECT.

        A. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.



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IX.     NOTICES.

        A. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                1.      If to the Company:
                        MessageMedia, Inc.
                        4104 Sorrento Valley Boulevard, Suite 200
                        San Diego, CA  92121

                        Attn: Chairman of the Board of Directors

                2.      If to Executive:

                        A. Laurence Jones

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

X.      ARBITRATION.

        A. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") in Boulder, Colorado under the then-existing AAA employment-related arbitration rules. If for any reason all or part of this arbitration provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the Parties insofar as possible.

XI.     CHOICE OF LAW.

        A. This Agreement is made in Boulder, Colorado. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.



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XII.    INTEGRATION.

        A. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

XIII.   AMENDMENT.

        A. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

XIV.    WAIVER.

        A. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

XV.     SEVERABILITY.

        A. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

XVI.    INTERPRETATION; CONSTRUCTION.

        A. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

XVII.   REPRESENTATIONS AND WARRANTIES.

        A. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.



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XVIII.  COUNTERPARTS.

        A. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Dated: ______________                   THE COMPANY:

                                        MESSAGEMEDIA, INC.


                                        By:_____________________________________

                                        Its:____________________________________

Dated: ______________                   EXECUTIVE:


                                        ________________________________________
                                        A. Laurence Jones



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                                TABLE OF CONTENTS

                                                                            PAGE
I.      Employment.............................................................1

II.     Loyal and Conscientious Performance; Noncompetition....................2

III.    Compensation of Executive..............................................2

IV.     Stock Options..........................................................3

V.      Termination............................................................3

VI.     Change in Control......................................................5

VII.    Confidential Information; Nonsolicitation..............................6

VIII.   Assignment and Binding Effect..........................................6

IX.     Notices................................................................7

X.      Arbitration............................................................7

XI.     Choice of Law..........................................................7

XII.    Integration............................................................8

XIII.   Amendment..............................................................8

XIV.    Waiver.................................................................8

XV.     Severability...........................................................8

XVI.    Interpretation; Construction...........................................8

XVII.   Representations and Warranties.........................................8

XVIII.  Counterparts...........................................................9



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Table of Contents/Authorities.



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                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                               MESSAGEMEDIA, INC.

                                       AND

                                A. LAURENCE JONES

                                    EXHIBIT A


                           VOICEMAIL AND EMAIL POLICY

                                    EXHIBIT B


                             STOCK OPTION AGREEMENTS

                                   EXHIBIT C


                    CONFIDENTIAL INFORMATION AND INVENTIONS
                              ASSIGNMENT AGREEMENT